                           SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No.    )

          Filed by the Registrant [x]
          Filed by a Party other than the Registrant [ ]


          Check the appropriate box:

          [ ]  Preliminary Proxy Statement
          [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
          [x]  Definitive Proxy Statement
          [ ]  Definitive Additional Materials
          [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12

                                THE WARNACO GROUP, INC.
          .................................................................
                   (Name of Registrant as Specified In Its Charter)

          .................................................................
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


          Payment of Filing Fee (Check the appropriate box):

          [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
               14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
          [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
          [ ]  Fee computed on table below per Exchange Act Rules
               14a-6(i)(4) and 0-11.

               1) Title of each class of securities to which transaction applies:

          .................................................................

               2) Aggregate number of securities to which transaction applies:

          .................................................................

               3)  Per unit price or other underlying value of transaction
          computed   pursuant to Exchange Act Rule 0-11 (Set forth the
          amount on which the filing fee is calculated and state how it was determined):

          .................................................................

               4)  Proposed maximum aggregate value of transaction:

          .................................................................

               5)  Total fee paid:

          .................................................................

          [x]  Fee paid previously with preliminary materials.
          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1)   Amount Previously Paid:

          .................................................................

               2)   Form, Schedule or Registration Statement No.:

          .................................................................

               3)   Filing Party:

          .................................................................

               4)   Date Filed:

          .................................................................

                            THE WARNACO GROUP, INC.
                                 90 PARK AVENUE
                            NEW YORK, NEW YORK 10016
                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

     The 1995 Annual Meeting of the stockholders of The Warnaco Group, Inc. will be held at the Four Seasons Hotel, New York, 57 East 57th Street, New York, NY on May 11, at 10:00 a.m. for the following purposes:


          1. To elect two directors for a term to expire at the 1998 Annual Meeting of the stockholders.



          2. To consider and vote upon a proposed amendment to the Company's Restated Certificate of Incorporation, approved and declared advisable by the Company's Board of Directors, which would increase the authorized number of shares of the Company's Common Stock from 65,000,000 shares to 130,000,000 shares.


          3. To transact such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on April 4, 1995, as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

     Stockholders are invited to attend the meeting. Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

     If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

     Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                          By order of the Board of Directors,


                                          STANLEY P. SILVERSTEIN,
                                          Secretary

New York, New York
April 14, 1995

                            THE WARNACO GROUP, INC.
                                 90 PARK AVENUE
                            NEW YORK, NEW YORK 10016

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

                                  INTRODUCTION


     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Warnaco Group, Inc., a Delaware corporation (the 'Company'), for the 1995 Annual Meeting of the stockholders of the Company on May 11, 1995. The Notice of Annual Meeting, this proxy statement and the accompanying proxy are first being mailed on or about April 14, 1995 to stockholders of record as of the close of business on April 4, 1995. You can ensure that your shares are voted at the meeting by signing, dating and promptly returning the enclosed proxy in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by notifying the Company's Transfer Agent, Chemical Bank, 450 W. 33rd St., 15th Floor, New York, NY 10001 in writing, or by executing a subsequent proxy, which revokes your previously executed proxy.


     The Company's principal executive offices are located at 90 Park Avenue, New York, New York 10016.

VOTING OF PROXIES

     Proxies will be voted as specified by the stockholders. Where specific choices are not indicated, proxies will be voted for proposals 1 and 2. Under the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation (the 'Charter') and the Company's Bylaws, (i) a plurality of the votes of the outstanding shares of Common Stock entitled to vote and present, in person or by properly executed proxy, will be required to elect a nominated director, and (ii) the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote will be required in order to approve the proposed amendment to the Company's Restated Certificate of Incorporation which would increase the authorized number of shares of Common Stock from 65,000,000 shares to 130,000,000 shares. Abstentions, broker non-votes or, in the case of proposal 1 only, instructions on the accompanying proxy card to withhold authority to vote for the nominated directors will result in such proposal or proposals receiving fewer votes. In the case of proposal 1 only, however, abstentions and broker non-votes will be considered present for purposes of verifying a quorum. Ernst & Young has audited the financial statements of the Company since 1986. Representatives of Ernst & Young are expected to attend the 1995 Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer appropriate questions from the stockholders.

     Stockholders will not be entitled to appraisal rights in connection with any of the matters to be voted on at the Annual Meeting.

1. ELECTION OF DIRECTORS


     At the meeting, two directors are to be elected to serve for a term to expire at the 1998 Annual Meeting of the stockholders. The nominees for these positions are Mr. Stewart A. Resnick and Mr. William S. Finkelstein. Information regarding the Board's nominees for director are set forth on page 2. Information regarding the four directors whose terms expire in 1996 and 1997 is set forth on page 3.


     The accompanying proxy will be voted for the election of the Board's nominees unless contrary instructions are given. If one or more of the Board's nominees is unable to serve, which is not anticipated, the persons named as proxies intend to vote, unless the number of nominees is reduced by the Board of Directors, for such other person or persons as the Board of Directors may designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.



NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS FOR A THREE-YEAR TERM TO EXPIRE AT THE 1998 ANNUAL MEETING OF THE STOCKHOLDERS


     Mr. Stewart A. Resnick, 58, has been a Director of the Company since May 1992 and has served as the Chairman and Chief Executive Officer of Franklin Mint Corporation since 1985. Mr. Resnick is also Chairman of the Board of Roll International Corporation, a company which through various divisions and affiliates has interests in the flowers-by-wire, agriculture, transportation and real estate businesses. Mr. Resnick is a member of the Board of Trustees of Bard College in New York, the Acquisitions Committee of the National Gallery in Washington, D.C. and Co-Chairman of the Marketing Department Advisory Board and member of the Management Education Council of The Wharton School at the University of Pennsylvania.



     Mr. William S. Finkelstein, 46, has been a Director and Chief Financial Officer of the Company since April 13, 1995, a Senior Vice President of the Company since May 1992, and Controller of the Company since November 1988. Mr. Finkelstein served as Vice President of Finance of the Company's Activewear and Olga Divisions from March 1988 until his appointment as Controller of the Company. Mr. Finkelstein served as Vice President and Controller of SPI Pharmaceuticals Inc. from February 1986 to March 1988 and held various financial positions, including Assistant Corporate Controller with Max Factor and Company, between 1977 and 1985. Mr. Finkelstein also serves as a Director of Authentic Fitness Corporation and Herman's Sporting Goods, Inc.


MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE;
TERMS TO EXPIRE AT THE 1997 ANNUAL MEETING OF THE STOCKHOLDERS

     Mrs. Linda J. Wachner, 49, has been a Director, President and Chief Executive Officer of the Company since August 1987, and the Chairman of the Board since August 1991. Mrs. Wachner was a Director and President of the Company from March 1986 to August 1987. Mrs. Wachner has been Chairman and Chief Executive Officer of Authentic Fitness Corporation since May 1990. Mrs. Wachner held various positions, including President and Chief Executive Officer, with Max Factor and Company from December 1978 to October 1984. Mrs. Wachner also serves as a Director of The Travelers Inc. and Authentic Fitness Corporation.

     Mr. Andrew G. Galef, 62, has been a Director of the Company since March 1986, and served as Chairman of the Board of Directors of the Company until August 1991. Mr. Galef has been President of

The Spectrum Group, Inc., a private investment and management firm, since its incorporation in California in 1978. Mr. Galef has been the Chairman of the Board of MagneTek, Inc., an electrical products manufacturer, since July 1984 and has been Chief Executive Officer of MagneTek, Inc. since September 1993. Mr. Galef has served as the Chairman of the Board of Exide Corporation, a maker of industrial, commercial and automotive batteries, from July 1982 until June 1989. Mr. Galef has served as a director of Petco Animal Supplies, a retail animal food and supplies company, since 1988. Mr. Galef served as Chairman of the Board of Grantree Corporation, a furniture rental company, from 1987 to April 1992. In March 1991, Grantree Corporation filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code and emerged from bankruptcy in March 1992. Mr. Galef served as the Chairman of the Board of Aviall, Inc., an aviation support and aircraft parts distribution company, and its predecessor company, from 1979 to 1985.

TERMS TO EXPIRE AT THE 1996 ANNUAL MEETING OF THE STOCKHOLDERS

     Mr. Joseph A. Califano, Jr., 63, has been a Director of the Company since March 1992. Mr. Califano is Chairman and President of the Center on Addiction and Substance Abuse at Columbia University. He is a director of Authentic Fitness Corporation, Automatic Data Processing, Inc., Chrysler Corporation, Kmart Corporation, New York and New England Telephone Companies, and The Travelers Inc. Mr. Califano is a trustee of New York University, Georgetown University and the Twentieth Century Fund, and a Governor of New York Hospital. He serves as Chairman of the Board of the Institute for Social and Economic Policy in the Middle East at the Kennedy School of Government at Harvard University and a member of the governing council of the Institute of Medicine of the National Academy of Sciences. Mr. Califano served as Secretary of the United States Department of Health, Education and Welfare from 1977 to 1979. He was Special Assistant for Domestic Affairs to the President of the United States for the period from 1965 to 1969. He is the author of nine books.

     Mr. Robert D. Walter, 65, has been a Director of the Company since January 1987. Mr. Walter was a Vice President and Chief Financial Officer of the Company from June 1986 to February 1988 pursuant to a consulting contract. Mr. Walter served successively as Treasurer, Vice President and Chief Accounting Officer, and Senior Vice President and Chief Financial Officer and Member of the Office of the Chairman of Norton Simon Inc., a diversified consumer products company, from 1971 to 1983. Since 1983, Mr. Walter has served as a consultant to several companies and non-profit organizations, including TLC Group, the New York Mission Society and the National Health Foundation. Mr. Walter also serves as a Director of Authentic Fitness Corporation.

COMMITTEES OF THE BOARD -- BOARD MEETINGS

     The Board of Directors held six meetings in 1994. All of the Directors attended at least 75% of the meetings of the Board and the respective Committees of the Board of which they were a member during 1994.

     The Board of Directors has the following standing committees:

AUDIT COMMITTEE

     The Audit Committee, which met four times in 1994, recommends the appointment of the Company's external auditors and meets with both internal and external auditors to review the scope of their audits and the results thereof. In addition, the Audit Committee reviews and comments on the proposed plans of the internal and external auditors, audit fee proposals, financial statements and other documents submitted to shareholders and regulators and reviews the internal control policies and procedures of the Company.

     The members of the Audit Committee are Mr. Califano, Mr. Resnick and Mr. Walter.

PENSION COMMITTEE

     The Pension Committee, which met four times in 1994, reviews and makes recommendations concerning the Company's pension, profit sharing and other employee benefit plans, recommends the appointment of the Plan Accountant and Plan Actuary for the Company's pension and profit sharing plans and consults with the persons so appointed.

     The members of the Pension Committee are Mr. Resnick, Mrs. Wachner and Mr. Walter.

COMPENSATION COMMITTEE

     The Compensation Committee, which met five times in 1994, reviews and approves the remuneration arrangements for the officers and directors of the Company. The Committee also reviews and recommends new executive compensation or stock plans in which the officers and/or directors are eligible to participate, including the granting of stock options.

     The members of the Compensation Committee are Mr. Califano, Mr. Galef and Mr. Walter.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As noted above, the members of the Compensation Committee are Mr. Califano, Mr. Galef and Mr. Walter. Mr. Walter was an officer of the Company from June 1986 to February 1988 pursuant to a consulting contract.

     Mr. Galef is the sole stockholder of and serves as President and a Director of The Spectrum Group, Inc. ('Spectrum'). Spectrum and the Company are parties to an agreement pursuant to which Spectrum has agreed to render consulting and advisory services to the Company through May 1996. The agreement provides for annual fees of $350,000 (plus cost of living increases), with total payments not to exceed $500,000 including expenses, payable in equal monthly installments. Payments to Spectrum during fiscal 1994 aggregated $500,000.

     In addition, pursuant to the Company's Amended and Restated 1988 Employee Stock Purchase Plan, through 1991 Mr. Galef acquired 1,020,000 shares of the Company's Common Stock in exchange for a non-recourse, non-interest bearing note. Such shares were acquired at their then fair market value. The largest aggregate amount of such indebtedness outstanding during 1994 was $2,378,000 and the amount of such indebtedness outstanding as of March 31, 1995 was $356,746.


     Mr. Califano, Mr. Finkelstein and Mr. Walter are directors and Mrs. Wachner is the Chairman of the Board of Directors and Chief Executive Officer of Authentic Fitness Corporation. Throughout the fiscal year, the Company provided certain services to Authentic Fitness Corporation. Such services included occupancy services related to leased facilities, transportation services, computer service and laboratory, testing and other services, all of which were charged at the Company's cost. The total amount charged to Authentic Fitness Corporation by the Company for such services during 1994 was approximately $6.3 million.

     The Company purchases certain design and development services and occupancy services related to leased facilities from Authentic Fitness Corporation. All services are charged at Authentic Fitness Corporation's cost. The total amount paid by the Company to Authentic Fitness Corporation for such services was $1.6 million in fiscal 1994. In addition, the Company purchased certain inventory from Authentic Fitness Corporation, which totaled approximately $2.5 million in 1994. In 1994, the Company purchased certain machinery and equipment from Authentic Fitness Corporation which amounted to $1.4 million.

     The Company sold certain inventory to Authentic Fitness Corporation which totaled approximately $2.4 million in 1994.

     In 1994, Authentic Fitness Corporation acquired certain trademarks and trade names from the Company for approximately $6.6 million, a purchase price determined at arms-length on the basis of an independent third-party appraisal.

     The Company believes that the terms of the relationships and transactions described above are at least as favorable to the Company as could have been obtained from an unaffiliated third party.

COMPENSATION OF DIRECTORS

     The Company does not pay any additional remuneration to employees for serving as directors. For purposes of directors' compensation, Mr. Galef is deemed an employee of the Company. Directors of the Company who are not employees currently receive an annual retainer fee of $20,000 plus fees of $1,500 per day for attendance at meetings of the Board of Directors and $1,000 per day for attendance at meetings of its committees. Directors of the Company are also reimbursed for out-of-pocket expenses.

     The Company also maintains The Warnaco Group, Inc. 1993 Non-Employee Director Stock Plan (the 'Director Stock Plan'). Pursuant to this plan, each non-employee director will be granted an option to purchase 30,000 shares of the Company's common stock upon first becoming a director, and will be granted an option to purchase 10,000 shares immediately following each subsequent annual meeting of stockholders. The exercise price of all options granted under the plan will be 100% of the fair market value of the underlying shares on the date of grant of the option.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of March 31, 1995, by each of the Company's directors and nominees, all directors and officers as a group and each person who is known by the Company to beneficially own five percent or more of any class of the Company's voting securities.


                                                                                        SHARES BENEFICIALLY OWNED
                                                                              ----------------------------------------------
                                                                                    NUMBER                       PERCENT
                                 NAME                                              OF SHARES                    OF SHARES
- ----------------------------------------------------------------------        -------------------             --------------

DIRECTORS, NOMINEES AND OFFICERS(a)
Linda J. Wachner(b)...................................................                  6,727,000                      16.1%
Dariush Ashrafi(c)....................................................                    198,000                         *
William S. Finkelstein................................................                    214,000                         *
Stanley P. Silverstein................................................                     68,400                         *
Joseph A. Califano, Jr.(d)............................................                     42,000                         *
Andrew G. Galef.......................................................                    872,700                       2.1%
Stewart A. Resnick(d).................................................                     80,000                         *
Robert D. Walter(d)...................................................                     80,000                         *
All directors and officers as a group (8 persons).....................
OTHER 5% STOCKHOLDERS
Fayez Sarofim & Co.(e) ...............................................                  2,276,000                       5.5%
  2907 Two Houston Center
  Houston, TX 77010
Oppenheimer Group, Inc.(f) ...........................................                  6,926,201                      16.6%
  Oppenheimer Tower
  World Financial Tower
  New York, NY 10281
FMR Corp.(g) .........................................................                  3,786,100                       9.1%
  82 Devonshire Street
  Boston, MA 02109


- ------------------
*  Less than 1%


 (a) The business address of each of the directors, nominees and officers is c/o The Warnaco Group, Inc., 90 Park Avenue, New York, New York 10016. The number of shares beneficially owned by the following officers includes vested but unexercised options in the following amounts: Mrs. Wachner, 2,900,000; Mr. Finkelstein, 86,000 and Mr. Silverstein, 42,000.


 (b) Includes 50,000 shares of Common Stock held by the Linda J. Wachner Charitable Trust of which Mrs. Wachner is the Trustee. Mrs. Wachner has the sole power to vote and no power to dispose of such 50,000 shares.


 (c) Mr. Ashrafi resigned as a director and officer of the Company on April 13, 1995. The number of shares beneficially owned by Mr. Ashrafi includes vested but unexercised options in the amount of 86,000.





 (d) Includes vested but unexercised options to purchase 40,000 shares of common stock granted pursuant to the Director Stock Plan.





 (e) Information based on a Schedule 13G dated February 14, 1995, which reflects the collective beneficial ownership of shares of Common Stock by Fayez Sarofim & Co. and its wholly-owned subsidiary, Sarofim Trust Co., each of which is an investment advisor, as well as by Fayez S. Sarofim individually. According to the Schedule 13G, Fayez S. Sarofim has the sole power to vote and


                                         (Footnotes continued on following page)
      dispose of 500,000 of such shares, Fayez Sarofim & Co. has neither the sole power to vote nor the sole power to dispose of any of such shares and Fayez Sarofim & Co. and Fayez S. Sarofim each have the shared power to vote 1,347,380 of such shares and the shared power to dispose of 1,776,000 of such shares.



 (f) Information based on a Schedule 13G dated February 1, 1995 filed by Oppenheimer Group, Inc., ('Group') with the Securities and Exchange Commission on behalf of Oppenheimer & Co., L.P., the parent company of Group, and certain of Group's subsidiary companies, including Oppenheimer Capital, a registered investment adviser, and/or certain investment advisory clients or discretionary accounts of such subsidiary companies, reporting their collective beneficial ownership of the shares of Common Stock set forth in the table. According to the Schedule 13G, neither Group nor Oppenheimer Capital has the sole power to vote or dispose of any of such shares, Group has the shared power to vote and dispose of all of such shares and Oppenheimer Capital has the shared power to vote and dispose of 6,806,176 of such shares.





 (g) Information based on a Schedule 13G dated February 10, 1995 filed by FMR Corp. ('FMR') with the Securities and Exchange Commission on behalf of FMR and Edward C. Johnson, 3rd, Chairman of FMR. According to the Schedule 13G, each of FMR and Edward C. Johnson, 3rd, through its control of Fidelity Management & Research Company ('Fidelity') and certain registered investment companies (the 'Funds'), has the sole power to vote or direct the vote of 422,600 (none in the case of Edward C. Johnson, 3rd), of such shares, the shared power to vote or direct the vote of none of such shares, the sole power to dispose or direct the disposition of 3,786,100 of such shares and the shared power to dispose or direct the disposition of none of such shares. The sole power to vote or direct the voting of the shares owned directly resides with the Funds' Board of Trustees. One of such Funds, Fidelity Contrafund, owns 2,337,300 of such shares.


CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS

     Pursuant to the Company's Amended and Restated 1988 Employee Stock Purchase Plan, through 1991 the individuals discussed below acquired shares of the Company's Common Stock in exchange for notes payable to the Company. In the case of Messrs. Finkelstein and Silverstein, such notes were full recourse and, in the case of Mr. Galef and Mrs. Wachner, such notes were non-recourse and non-interest-bearing. The largest aggregate amount of indebtedness outstanding during fiscal 1994 was $368,740 for Mr. Finkelstein, $23,988 for Mr. Silverstein, $2,378,000 for Mr. Galef and $6,016,000 for Mrs. Wachner. The aggregate amount of indebtedness outstanding and the rate of interest thereon, if applicable, as of March 30, 1995, were $293,790 and 8.6% for Mr. Finkelstein, $15,230 and 8% for Mr. Silverstein, $356,745 for Mr. Galef and $5,971,430 for Mrs. Wachner.

     Mr. Galef is the sole stockholder of and serves as President and a Director of The Spectrum Group, Inc. ('Spectrum'). Spectrum and the Company are parties to an agreement pursuant to which Spectrum has agreed to render consulting and advisory services to the Company through May 1996. The agreement provides for annual fees of $350,000 (plus cost of living increases), with total payments not to exceed $500,000 including expenses, payable in equal monthly installments. Payments to Spectrum during fiscal 1994 aggregated $500,000.

     In 1990, the Company sold substantially all of the assets of its Activewear Division to Authentic Fitness Corporation. Pursuant to such transaction, the Company acquired and until March 10, 1995 owned common stock representing approximately 3% of Authentic Fitness Corporation's fully diluted equity. Mrs. Wachner is the Chairman of the Board, Chief Executive Officer and a significant stockholder, and Messrs. Califano, Finkelstein and Walter are directors, of Authentic Fitness Corporation. Throughout the fiscal year, the Company provided certain services to Authentic Fitness Corporation. Such services included occupancy services related to leased facilities, transportation services, computer service and laboratory, testing and other services, all of which were charged at the Company's cost. The total amount paid by Authentic Fitness Corporation to the Company for such services during 1994 was $6.3 million.

     The Company purchases certain design and development services and occupancy services related to leased facilities from Authentic Fitness Corporation. All services are charged at Authentic Fitness Corporation's cost. The total amount paid by the Company to Authentic Fitness Corporation for such services was $1.6 million in fiscal 1994. In addition, the Company purchased certain inventory from Authentic Fitness Corporation, which totaled approximately $2.5 million in 1994. In 1994, the Company purchased certain machinery and equipment from Authentic Fitness Corporation, which amounted to $1.4 million.

     The Company sold certain inventory to Authentic Fitness Corporation which totaled approximately $2.4 million in fiscal 1994.

     In 1994, Authentic Fitness Corporation acquired certain trademarks and trade names from the Company for approximately $6.6 million, a purchase price determined at arms-length on the basis of an independent third-party appraisal.

     The Company believes that the terms of the relationships and transactions described above are at least as favorable to the Company as could have been obtained from an unaffiliated third party.

COMPENSATION OF EXECUTIVE OFFICERS

     Set forth below are tables prescribed by the proxy rules of the Securities and Exchange Commission which present compensation information for the Company's chief executive officer and the three other most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000 in 1994 (the 'Named Executives'). The Company has no executive officers other than the Named Executives.

                           SUMMARY COMPENSATION TABLE

     The following table discloses compensation paid or to be paid to the Named Executives with respect to each of the three fiscal years ended January 2, 1993, January 8, 1994 and January 7, 1995.


                                                                                  LONG TERM COMPENSATION
                                                                             ---------------------------------
                                            ANNUAL COMPENSATION                      AWARDS            PAYOUTS
                                 -----------------------------------------   -----------------------   -------
                                                                    OTHER                 SECURITIES               ALL
                                                                   ANNUAL    RESTRICTED   UNDERLYING              OTHER
                                                                   COMPEN-     STOCK       OPTIONS/     LTIP     COMPEN-
                                 YEAR     SALARY       BONUS       SATION      AWARD         SARS      PAYOUTS   SATION
                                 ----   ----------   ----------    -------   ----------   ----------   -------   -------

Linda J. Wachner ..............  1994   $2,423,749   $2,800,000(a)   (b)             --            0        --        --
  Chairman, President and Chief  1993    2,360,028            0      (b)             --    1,400,000        --        --
  Executive Officer              1992    1,860,028    1,300,000      (b)             --      500,000        --        --

Dariush Ashrafi(c) ............  1994      317,187      482,729(a)   (b)             --            0        --        --
  Former Senior Vice President,  1993      282,812      226,000      (b)             --      150,000        --        --
  Chief Financial Officer        1992      250,000      226,875      (b)             --       48,000        --        --

William S. Finkelstein ........  1994      287,448      451,532(a)   (b)             --            0        --        --
  Senior Vice President, Chief   1993      245,431      175,000      (b)             --      150,000        --        --
  Financial Officer              1992      225,000      175,812      (b)             --       48,000        --        --
Stanley P. Silverstein ........  1994      221,229      262,448(a)   (b)             --            0        --        --
  Vice President, General        1993      203,750      129,000      (b)             --       90,000        --        --
  Counsel and Secretary          1992      194,167      129,500      (b)             --       16,000        --        --


- ------------------

 (a) See Compensation Committee Report on Excecutive Compensation -- 1994 Compensation and Compensation of the Chief Executive Officer on pages 13 and 14.

 (b) Other Annual Compensation was less than the lesser of $50,000 and 10% of such officer's annual salary and bonus for such year.


 (c) See note (c) under 'Stock Ownership of Certain Beneficial Owners and Management' on page 6.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in fiscal 1994 to the Named Executives.

                                                                                            POTENTIAL REALIZABLE VALUE AT
                                                                                         ASSUMED ANNUAL RATES OF STOCK PRICE
                                                  INDIVIDUAL GRANTS                         APPRECIATION FOR OPTIONS TERM
                                ------------------------------------------------------   ----------------------------------
                                                 PERCENT OF
                                 NUMBER OF     TOTAL OPTIONS/
                                 SECURITIES     SARS GRANTED    EXERCISE
                                 UNDERLYING     TO EMPLOYEES     OR BASE
                                OPTIONS/SARS     IN FISCAL        PRICE     EXPIRATION
                                GRANTED (#)         YEAR        ($/SHARE)      DATE          0%          5%          10%
                                ------------   --------------   ---------   ----------   ----------  -----------  ----------

Linda J. Wachner...............       0              N/A           N/A          N/A         N/A          N/A         N/A
Dariush Ashrafi................       0              N/A           N/A          N/A         N/A          N/A         N/A
William S. Finkelstein.........       0              N/A           N/A          N/A         N/A          N/A         N/A
Stanley P. Silverstein.........       0              N/A           N/A          N/A         N/A          N/A         N/A

OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table provides information on option/SAR exercises in fiscal 1994 by the Named Executives and values of such officers' unexercised options at January 7, 1995.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR,
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                    NUMBER OF
                                                                                   SECURITIES            VALUE OF
                                                                                   UNDERLYING           UNEXERCISED
                                                                                   UNEXERCISED         IN-THE-MONEY
                                                                                 OPTIONS/SARS AT     OPTIONS/SARS AT
                                                                               FISCAL YEAR-END (#)  FISCAL YEAR-END ($)
                                              SHARES ACQUIRED       VALUE         EXERCISABLE/         EXERCISABLE/
                                              ON EXERCISE (#)    REALIZED ($)     UNEXERCISABLE        UNEXERCISABLE
                                              ---------------    ------------    ---------------    -------------------

Linda J. Wachner...........................          0                0              1,900,000/0          $187,560/$0
Dariush Ashrafi............................          0                0           61,500/136,500       $4,688/$14,063
William S. Finkelstein.....................          0                0           61,500/136,500       $4,688/$14,063
Stanley P. Silverstein.....................          0                0            30,500/75,500        $2,813/$8,438

PENSION PLAN


     The following table sets forth the annual pension benefits payable at age 65 pursuant to the Company's Employee Retirement Plan which provides such pension benefits to all qualified personnel based on the average of the highest six (increasing to ten years by the year 1999 and fifteen years by the year
2004) consecutive calendar years' compensation multiplied by the years of credited service. Such benefits payable are expressed as straight-life annuity amounts and are not subject to reduction for social security or other offset. The credited years of service as of January 7, 1995 for the Named Executives are: Mrs. Wachner, eight years, eight months; Mr. Finkelstein, six years, ten months; and Mr. Silverstein, ten years, nine months. The current remuneration covered by the Company's Retirement Plan for each such individual is $150,000, which amounts are included in the Summary Compensation Table under 'Salary' and 'Bonus.'


                       ANNUAL BENEFITS PAYABLE AT AGE 65

                                                                     YEARS OF CREDITED SERVICE
              AVERAGE COMPENSATION                 --------------------------------------------------------------
                 (BEST 6 YEARS)                       5         10         15         20         25         30
- ------------------------------------------------   -------    -------    -------    -------    -------    -------

$100,000........................................   $ 7,222    $14,445    $21,667    $28,890    $36,112    $43,334
$150,000........................................    11,222     22,445     33,667     44,890     56,112     67,334
$200,000........................................    11,222     22,445     33,667     44,890     56,112     67,334
$250,000........................................    11,222     22,445     33,667     44,890     56,112     67,334
$300,000........................................    11,222     22,445     33,667     44,890     56,112     67,334

EMPLOYMENT AGREEMENT

     In 1991, the Company entered into an employment agreement with Mrs. Wachner (the 'Employment Agreement'), which sets forth the terms and conditions of Mrs. Wachner's employment. The Employment Agreement, which will terminate on January 6, 2000, unless extended, provides for

Mrs. Wachner's employment as Chairman, President and Chief Executive Officer at an annual base salary, which was initially established at $1.8 million per year (subject to adjustment for changes in the cost of living) as well as certain other benefits and reimbursement of expenses. The contract provides for increases in the rate of base salary from time to time, as determined by the Company. In accordance with this provision, Mrs. Wachner's base salary for 1994 was $2.4 million. Her base salary in prior years was as set forth in the table on page 9. The contract also provides that Mrs. Wachner will receive an annual bonus based upon the Company's achievement of an annually increasing minimum EBITDA (earnings before interest, taxes, depreciation and amortization). Under this bonus arrangement, Mrs. Wachner is entitled to receive a bonus in the amount by which EBITDA exceeds the threshold EBITDA for such year, subject to a maximum bonus amount of $1.3 million. Threshold EBITDAs were established at the time the contract was entered into and increase annually from the initial date of the arrangement: for 1994 the threshold was $115 million and for 1995 the threshold is $125 million. The Employment Agreement also provides for supplemental bonuses in the Company's discretion. The Employment Agreement specifically permits Mrs. Wachner to spend reasonable time managing her own affairs as well as the business of Authentic Fitness Corporation, a public company, which purchased substantially all of the assets of the Company's Activewear Division in 1990 and of which Mrs. Wachner is the Chairman of the Board and Chief Executive Officer.

     Under the Employment Agreement, Mrs. Wachner will be entitled to certain severance benefits if the Company terminates her employment other than for 'cause' or if Mrs. Wachner terminates her employment for 'good reason.' The definition of good reason may include a change of control of the Company. If the Company terminates Mrs. Wachner's employment without cause or if Mrs. Wachner terminates her employment for good reason, she would be entitled to receive a lump sum payment equal to five times the sum of her highest annual base salary and the highest annual bonus paid to her. In the event that any amount of benefit paid to Mrs. Wachner becomes subject to the excise tax imposed under
Section 4999 of the Internal Revenue Code, the Company will pay to Mrs. Wachner an additional amount such that after the payment of all income and excise taxes, she will be in the same after-tax position as if no excise tax had been imposed.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for administering the executive compensation plans and programs of the Company and for making recommendations to the Board of Directors regarding the compensation of and benefits provided to the Chief Executive Officer and the other executive officers. The names of the Committee members are set forth below this report.

GENERAL POLICIES REGARDING COMPENSATION OF EXECUTIVE OFFICERS

     In establishing compensation and benefit levels for executive officers, the Committee seeks to (1) attract and retain individuals of superior ability and managerial talent (2) motivate executive officers to increase Company performance primarily for the benefit of its shareholders but also for the benefit of its customers and other constituencies, and (3) reward executives for exceptional individual contributions to the achievement of the Company's business objectives. To these ends, the Company's executive compensation package consists of salary, variable annual cash compensation (bonus) and stock-based long-term incentive awards.

     Base Salary. Salary levels generally are determined based on the Committee's subjective assessment of prevailing levels among the Company's competitors. The Company's competitors, for this purpose, include certain of the companies included in the industry peer group index used for comparison with the Company's performance in the performance graph following this report, as well as other companies with which, in the Committee's view, the Company competes for executive talent. These companies may include nonpublic companies and companies in related industries such as retailing or general apparel manufacturing.

     In general, the Committee attempts to set base salaries at levels that will attract and retain highly qualified individuals. In selected cases, the Committee may feel that excellent executive talent may only be attracted and retained by compensation in excess of prevailing levels among the Company's competitors. As the Company has only four executive officers, and in view of the considerations enumerated below under '1994 Compensation' and 'Compensation of the Chief Executive Officer,' the Committee believes that base salaries at the high end of the range for the competitor group for all executive officers, and Mrs. Wachner in particular, are appropriate.

     In making such judgments regarding the appropriate level for any particular officer, as well as in determining which companies should form the comparison group for this purpose, the Committee from time to time may consult with independent compensation consultants. However, the Committee ultimately reviews the case of each executive officer individually, relying heavily on the recommendations of the Chief Executive Officer as well as on their own subjective judgment. The Committee did not engage outside consultants during 1994.

     Annual Bonus. The Committee generally believes that, at higher executive levels, a greater percentage of an individual's total annual cash compensation opportunity should consist of variable compensation tied to the Company's performance. Mrs. Wachner has a bonus opportunity under her Employment Agreement that is approximately 53% of base salary and is based on earnings before interest, taxes, depreciation and amortization ('EBITDA'), as described below. See also 'Employment Agreement' on pages 10 and 11. Annual bonus opportunities for other executive officers range from 0% to 125% of base salary.

     The Committee's practice with regard to awarding annual bonuses to executive officers has been to review the Company's performance after the close of the fiscal year, taking into account various measures of performance the Committee has determined in its sole discretion to be appropriate under the circumstances, and assigning such weight to any such factors as it determines to be appropriate. The Committee focuses particularly on such factors as growth in earnings (measured by earnings before interest and taxes ('EBIT') or EBITDA), cash flow, inventory management and the development of innovative ideas in determining whether or not bonuses are paid. The Committee also pays bonuses to selected individuals on an ad hoc basis in connection with or in recognition of special events or projects such as major acquisitions, financing and licensing arrangements. In making all of such determinations, the Committee takes into consideration and gives significant weight to the recommendations of the Chief Executive Officer with respect to bonuses of executive officers other than herself.

     In 1994, the Committee recommended and the stockholders approved a supplemental incentive compensation plan for all executive officers and other senior management. The supplemental plan provides a formula-based arrangement that is prospective in operation and rewards executive officers and selected senior managers for the achievement of a return on equity to Company investors that exceeds the industry median. The supplemental plan is designed to ensure that amounts payable thereunder are fully deductible under Section 162(m) of the Internal Revenue Code, as discussed below. Based on the recommendation of the Chief Executive Officer, no awards were made under the supplemental incentive compensation plan for fiscal 1994.

     Long-Term Incentive Compensation. Stock-based incentives, at the present time consisting solely of stock options granted at 100% of the stock's fair market value on the grant date, constitute the long-term portion of the Company's executive compensation package. Stock options provide an incentive for executives to increase the Company's stock price and therefore, the return to the Company's shareholders. The Committee has not heretofore granted stock appreciation rights ('SARs') or other stock-based awards, although it has the authority to do so under the Company's stock option plans.

     Limitations on Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code, enacted as part of the Revenue Reconciliation Act of 1993, limits the deductibility of compensation paid to certain executive officers of the Company beginning with the Company's taxable year 1994. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 per year paid to the Chief Executive Officer and the four other most highly compensated executive officers at the end of such fiscal year generally must be either (1) paid pursuant to a written binding contract in effect on February 17, 1993 or (2) 'performance-based' compensation as determined under
Section 162(m). In order to be considered 'performance-based,' for this purpose, compensation must be paid solely on account of the attainment of one or more preestablished performance goals established by a committee of two or more 'outside directors,' pursuant to an arrangement that has been disclosed to and approved by shareholders. Also, in order for an arrangement to give rise to fully deductible 'performance-based' compensation, the terms of the arrangement must preclude the exercise of any discretion in the administration of the plan that would have the effect of increasing compensation paid thereunder.

     The Committee generally intends to comply with the requirements for full deductibility of executive compensation under Section 162(m). However, the Committee will balance the costs and burdens involved in such compliance against the value of the tax benefits to be obtained by the Company thereby, and may in certain instances pay compensation that is not fully deductible if in its determination such costs and burdens outweigh such benefits.

1994 COMPENSATION


     The Committee increased base salaries for the executive officers named in the Summary Compensation Table, other than Mrs. Wachner, by approximately 15 to 22% in 1994. In exercising its subjective discretion to authorize such increases, the Committee considered salary levels of its competitors, as described above, as well as the Company's strong financial performance, as evidenced by continuing improvement in revenues and gains in earnings from continuing operations (before nonrecurring expenses and income tax benefits) and earnings per share.


     The amounts shown as 1994 bonus in the Summary Compensation Table for the three executive officers other than Mrs. Wachner reflect discretionary bonus amounts awarded in 1994 based solely on special achievement in connection with the successful completion of the acquisition of the worldwide trademarks, rights and business of Calvin Klein Men's Underwear and Women's Intimate Apparel and amounts awarded in 1995 under the Company's bonus plan for fiscal 1994, as described above.

     The Committee did not make any option grants to the named executives in 1994, reflecting the larger grants made in 1993.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mrs. Wachner's annual base salary and annual bonus are governed by the Employment Agreement with the Company, described on pages 10 and 11. Pursuant to the Employment Agreement, Mrs. Wachner's base salary was adjusted in 1994 to reflect changes in the cost of living.


     The Amount shown as 1994 bonus in the Summary Compensation Table reflects $1.3 million Mrs. Wachner is entitled to receive pursuant to the bonus arrangement in the Employment Agreement as well as a discretionary bonus award of $1.5 million based solely on special achievement in connection with the successful completion of the acquisition of the worldwide trademarks, rights and business of Calvin Klein Men's Underwear and Women's Intimate Apparel. Discretionary bonuses of this type were also paid to the other executive officers named in the Summary Compensation Table, see pages 12 and 13.


                                          Joseph A. Califano, Jr.
                                          Andrew G. Galef
                                          Robert D. Walter

                         STOCK PRICE PERFORMANCE GRAPH

     The Stock Price Performance Graph below compares cumulative total return of the Company, the NYSE Composite Index and a comparable industry index selected by the Company as described below. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                              [PERFORMANCE GRAPH]



                                                                                      Fiscal Year Ending
                                                                   10/11/91    12/31/91    12/31/92    12/31/93    12/31/94
                                                                   --------    --------    --------    --------    --------

Warnaco.........................................................      100         109         174         134         152
NYSE Market Index...............................................      100         107         112         127         125
Revised Industry Index..........................................      100         116         144         103         103
Prior Industry Index............................................      100         115         125          75        n/a

The Industry Group is made up of the following Companies:

Fruit of the Loom Inc.                                                    Oxford Industries
Kellwood Co.                                                              Russell Corp.
Liz Claiborne Inc.                                                        VF Corp.
Nautica Enterprises Inc. (formerly State-O'-Maine, Inc.)

     The Industry Group was revised for fiscal 1994 to exclude Crystal Brands, Inc., which filed for protection under Chapter II of the United States Bankruptcy Code and substantially all of its business was sold during 1994 and early 1995. The Company has included Kellwood Co. retroactively to October 11, 1991.

2. INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     At the meeting, the stockholders will be asked to approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 65,000,000 to 130,000,000. Currently, there are 41,734,192 shares of Common Stock outstanding and outstanding options to acquire 4,487,000 additional shares of Common Stock.

     The Board has determined that it is advisable to increase the authorized number of shares of Common Stock in order to permit the Company to split the existing shares of Common Stock should that become desirable and to provide the Company with financial flexibility.

     Decisions regarding future issuances of Common Stock will generally be made by the Board of Directors without further stockholder approval. However, as of the date of this Proxy Statement, with the exception of outstanding options, and existing employee and director benefit plans, there are no arrangements, understandings or agreements for the issuance of additional shares of Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY STATEMENT.

Outstanding Voting Securities

     On April 4, 1995, the record date for the 1995 Annual Meeting, there were outstanding and entitled to vote 41,734,192 shares of Common Stock of the Company, entitled to one vote per share.

Solicitation of Proxies

     The cost of soliciting proxies for the 1995 Annual Meeting will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, facsimile transmission, telegram and telephone. The Company will use the services of Chemical Bank to assist in soliciting proxies and expects to pay approximately $5,000 for such services. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for expenses in so doing. Consistent with the Company's confidential voting procedure, directors, officers and other regular employees of the Company, as yet undesignated, may also request the return of proxies by telephone or telegram, or in person.

Annual Report

     The Annual Report of the Company for the fiscal year ended January 7, 1995, is being mailed to all stockholders with this proxy statement.

Stockholder Proposals

     In general, stockholder proposals intended to be presented at an Annual Meeting, including proposals for the nomination of directors, must be received by the Company 60 days in advance of the anniversary date of the immediately preceding annual meeting, or by March 12, 1996, to be considered for the 1996 Annual Meeting. The requirements for submitting such proposals are set forth in the Company's Bylaws.

     Stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at the 1995 Annual Meeting must be received by the Company by December 13, 1995.

Other Matters

     The Board of Directors does not know of any matter other than those described in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their judgment.

                                  APPENDIX 1
                                  PROXY CARD

PROXY

                            THE WARNACO GROUP, INC.
                               NEW YORK, NEW YORK
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Linda J. Wachner, William S. Finkelstein and Stanley P. Silverstein, and each of them acting solely, proxies with full power of substitution and with all powers the undersigned would possess if personally present, to represent and to vote at the Annual Meeting of stockholders to be held on May 11, 1995 and at any adjournments or postponements thereof, as designated on the reverse side hereof and in their discretion with respect to any other matters as may properly come before such meeting, all of the shares of Class A Common Stock of The Warnaco Group, Inc. held of record by the undersigned as of the close of business on April 4, 1995.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE

       This Proxy, when properly executed, will be voted           Please mark
        in the manner directed herein by the undersigned            your votes
        shareholder. If no direction is made, this Proxy             as this
            will be voted FOR Proposals 1 and 2.

           ____________
              COMMON



THE BOARD OF DIRECTORS RECOMMENDS A VOTE 'FOR ALL NOMINEES' IN ITEM 1 AND 'FOR'
ITEM 2.


1. ELECTION OF DIRECTORS
   Proposal to elect Mr. Stewart A. Resnick
   and Mr. William S. Finkelstein as directors
   for a term of three years.
   (Instruction: to withhold authority to vote
   for either individual nominee, strike out his       [ ]              [ ]
   name)                                               FOR            WITHHELD

2. Proposed Amendment to the Company's Restated
   Certificate of Incorporation to increase the
   authorized number of shares of common stock         [ ]     [ ]      [ ]
   from 65,000,000 to 130,000,000 shares.              FOR   AGAINST  ABSTAIN



Signature(s)__________________________________________ Date__________________
Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.